Exhibit 99.1

Adesto Appoints Two New Board Members

SANTA CLARA, CA — July 30, 2019 — Adesto® Technologies Corporation (NASDAQ: IOTS), a leading provider of innovative application-specific semiconductors and embedded systems for the IoT, announced that Hervé Fages, executive vice president and president of applied product technologies for Evoqua Water Technologies, and Susan Uthayakumar, president of Schneider Electric Canada, have joined its Board of Directors. These appointments bring the total number of Board members to seven.

“We are delighted to welcome Susan and Hervé to the Board,” said Narbeh Derhacobian, president and CEO, Adesto. “These accomplished executives bring a wealth of expertise and strategic vision from tier one industrial companies. As we continue to execute on our mission of addressing the needs of IoT proliferation and adoption, especially within industrial segments, the addition of these board members will significantly enrich our view of how to best serve our customers.”

“I am excited to work closely with Adesto as it proceeds to its next level of growth,” said Mr. Fages. “The company is moving quickly to address a growing opportunity in the Internet of Things, with a powerful value proposition especially in global industrial markets. Adesto has the right management team, culture, and technology to make a real difference for its customers.”

“The world is transforming through digitization, urbanization and connectivity,” said Ms. Uthayakumar. “Against this backdrop, Adesto’s open solutions for the IoT edge can be used to help customers make faster, more informed business decisions and achieve increased efficiencies. I am excited to be part of the future journey with Adesto as it helps customers embrace the IoT.”

About Hervé Fages

Mr. Fages has more than 25 years’ experience in the industrial market. Prior to joining Evoqua in March 2019, he served as a president for Honeywell International, Inc., where, starting in July 2017, he led the connected building software transformation throughout the Home and Home Building Technologies Division. He previously held senior vice president roles at Schneider Electric and positions at Tyco and Sensormatic, with experience working in Europe, the Middle East, Asia and the Americas. He holds a bachelor’s degree from Montpellier University, France. He also currently serves on the board for Mission 500, a nonprofit that works closely with the security industry to serve the needs of children living in severe poverty across the United States.

About Susan Uthayakumar

Ms. Uthayakumar brings a combination of industrial market and operational expertise to Adesto. She has been with Schneider Electric for the past 15 years working in both the United States and Canada in executive financial, sales and business development leadership roles. Prior to that, Ms. Uthayakumar led strategy and M&A projects globally with McCain Foods Limited, and worked with global advisory firm Deloitte. She has an Executive MBA from the Kellogg School of Management at Northwestern with a focus on international business practices; a Master of Accounting (MAcc) and Bachelor of Arts degrees from the University of Waterloo. She holds Board positions with Building Energy Innovators Council, Center for Urban Energy at Ryerson University, Electro Federation of Canada, and the France-Canada Chamber of Commerce.

About Adesto Technologies Corp.

Adesto Technologies Corporation (NASDAQ:IOTS) is a leading provider of innovative application-specific semiconductors and embedded systems for the IoT. The company’s technology is used by more than 5,000 customers worldwide who are creating differentiated solutions across industrial, consumer, medical and communications markets. With its growing portfolio of high-value technologies, Adesto is helping its customers usher in the era of the Internet of Things.

See: www.adestotech.com

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Adesto and the Adesto logo are trademarks of Adesto Technologies Corporation or its subsidiaries in the United States and other countries.  Other company, product, and service names may be trademarks or service marks of others.

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Adesto Technologies Media Contact:

Jen Bernier-Santarini

+1 650-336-4222

jen.bernier@adestotech.com

Adesto Technologies Investor Relations:

Leanne K. Sievers
Shelton Group

949-224-3874

sheltonir@sheltongroup.com